Exhibit 99.4

Poster Presentation at ICML, Lugano, Switzerland (June 19-22, 2013)
Abstract: Efficacy and safety of ibrutinib in combination with rituximab (iR) in high-risk CLL patients

Jan A. Burger, Michael J. Keating, William G. Wierda, Julia Hoellenriegel, Alessandra Ferrajoli, Stefan Faderl, Susan Lerner, Gracy Zacharian, Xuelin Huang, Danelle Frances James, Joseph J. Buggy, Hagop Kantarjian, Susan Mary O'Brien; University of Texas M. D. Anderson Cancer Center, Houston, TX; The University of Texas MD Anderson Cancer Center, Houston, TX; Department of Leukemia, MD Anderson Cancer Center, Houston, TX; Pharmacyclics, Sunnyvale, CA; Pharmacyclics, Inc., Sunnyvale, CA

Background: The Bruton tyrosine kinase (BTK) inhibitor ibrutinib targets BCR signaling and induces remissions in a majority of CLL patients, even in high-risk CLL. To further improve and accelerate responses to ibrutinib, we combined ibrutinib with rituximab  (iR) in a single-center trial, which accrued 40 patients between February and July, 2012.

Methods: Patients received ibrutinib 420 mg PO continuously daily until progressive disease (PD) with rituximab 375 mg/m2 weekly x 4 (cycle 1), then D1  monthly until cycle 6. Study inclusion required high-risk CLL (del17p or TP53 mutation, or short PFS < 36 months after frontline chemo-immunotherapy, or relapsed CLL with del11q).

Results: Patients had a median of 2 prior therapies, a median Rai stage of 4, 20 patients had del17p or TP53 mutation, 13 patients had del11q. At a median follow up of 8 months, 37 of 40 patients continue on therapy without disease progression. 4 patients achieved a CR, and 30 patients a PR, accounting for an ORR of 85%. In addition, we noted 2 PRs with persistent lymphocytosis, and 3 SD. Treatment was well tolerated, with only 6 cases of grade 3/4 toxicities, which were mainly unrelated. Grade 1/2 toxicities were mostly self-limited, such as diarrhea, myalgias/bone pains, fatigue, upper respiratory infections, bruising, and hot flashes. 2 patients died from unrelated infections, and one patient relapsed after initially responding. Biomarker assessment demonstrated rapid normalization of CCL3 and CCL4 chemokine levels, complete BTK occupancy, and inhibition of BCR- and chemokine receptor-responsiveness.

Conclusion: iR is a safe, well tolerated regimen, which induces an excellent response rate in high-risk CLL. The addition of rituximab shortens the initial re-distribution lymphocytosis, and consequently remissions are achieved faster. These encouraging data emphasize the need for rapid further development of ibrutinib for patients with high-risk CLL, given that the alternative treatment options are disappointing.